Exhibit 10.61

Loan No.: 50-2860546	Pooled Assets

AMENDED AND RESTATED PROMISSORY NOTE B

This Amended and Restated Promissory Note amends and restates, in part, and is one of two notes into which that certain Whole Note is split and severed as more specifically set forth in Article V below.

$20,000,000.00	July 11, 2007

FOR VALUE RECEIVED, the undersigned, UTC PROPERTIES LLC, a Delaware limited liability company (“Borrower”), having an address at P.O. Box 6380, Newport Beach, California 92658-6380, Attn: Senior Vice President, Project Finance and Banking, promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Lender”), at the office of Lender at Commercial Real Estate Services, 8739 Research Drive URP – 4, NC 1075, Charlotte, North Carolina 28262, or at such other place as Lender may designate to Borrower in writing from time to time, the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00), together with interest on so much thereof as is from time to time outstanding and unpaid, from the date of the advance of the principal evidenced hereby, at the rate of five and seven hundred seventy-five one-thousandths percent (5.775%) (the “Note Rate”), together with all other amounts due hereunder or under the other Loan Documents (as defined herein), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

ARTICLE I.—TERMS AND CONDITIONS

1.1. Computation of Interest. Interest shall be computed hereunder based on a 360-day year and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue from the date on which funds are advanced hereunder (regardless of the time of day) through and including the day on which funds are credited pursuant to Section 1.2 hereof.

1.2. Payment of Principal and Interest. Payments in federal funds immediately available at the place designated for payment received by Lender prior to 2:00 p.m. local time on a day on which Lender is open for business at said place of payment shall be credited prior to close of business, while other payments, at the option of Lender, may not be credited until immediately available to Lender in federal funds at the place designated for payment prior to 2:00 p.m. local time on the next day on which Lender is open for business. Interest only shall be payable in one hundred twenty-three (123) consecutive monthly installments in the amounts set forth on Annex 1, beginning on August 11, 2007 (the “First Payment Date”), and continuing on the eleventh (11th) day of each and every calendar month thereafter through and including September 11, 2017 (each, a “Payment Date”). On October 11, 2017 (the “Maturity Date”), the entire outstanding principal balance hereof, together with all accrued but unpaid interest thereon, shall be due and payable in full. In the event any Payment Date falls on a non-business day, such Payment Date shall be extended to the next business day.

1.3. Application of Payments. So long as no Event of Default (as hereinafter defined) exists hereunder or under any other Loan Document, each such monthly installment shall be applied, first, to any amounts hereafter advanced by Lender hereunder or under any other Loan Document, second, to any late fees and other amounts payable to Lender, third, to the payment of accrued interest and last to reduction of principal.

1.4. Payment of “Short Interest”. If the advance of the principal amount evidenced by this Note is made on a date other than a Payment Date, Borrower shall pay to Lender contemporaneously with the execution hereof interest at the Note Rate for a period from the date hereof through and including the tenth (10th) day of either (x) this month, in the event that the date hereof is on or prior to the 11th of the month, and (y) the immediately succeeding month, in the event that the date hereof is after the 11th of the month.

1.5. Prepayment; Yield Maintenance; Defeasance.

(a) This Note may be prepaid in whole but not in part (except as otherwise specifically provided herein) at any time on or after April 11, 2009 provided (i) written notice of such prepayment is received by Lender not more than ninety (90) days and not less than thirty(30) days prior to the date of such prepayment, or such lesser time as Lender approves in its reasonable discretion (which notice may be revoked by Borrower at any time prior to the date of such prepayment), (ii) such prepayment is accompanied by all interest accrued hereunder through and including the date of such prepayment and all other sums due hereunder or under the other Loan Documents, and (iii) if such prepayment occurs before April 11, 2017, Lender is paid a prepayment fee (the “Yield Maintenance Premium”) in an amount equal to the greater of (A) one percent (1%) of the principal amount being prepaid, and (B) the present value of a series of payments each equal to the Payment Differential (as hereinafter defined) and payable on each Payment Date over the remaining original term of this Note through the first day of the Open Period (as hereinafter defined) and including the payment of outstanding principal balance of this Note on the first day of the Open Period, discounted at the Reinvestment Yield (as hereinafter defined) for the number of months remaining as of the date of such prepayment to each such Payment Date through the first day of the Open Period, based upon payments of principal (to the extent applicable) and interest through the first day of the Open Period. The term “Payment Differential” shall mean an amount equal to (i) the Note Rate less the Reinvestment Yield, divided by (ii) twelve (12) and multiplied by (iii) the principal sum outstanding under this Note after application of the constant monthly payment due under this Note on the date of such prepayment, provided that the Payment Differential shall in no event be less than zero. The term “Reinvestment Yield” shall mean an amount equal to the sum of (i) 0.50% plus (ii) the lesser of (A) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the first date of the Open Period, or (B) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the indebtedness evidenced by this Note, with such yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is fourteen (14) days prior to the date of such prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. In the event that any prepayment fee is due hereunder, Lender shall deliver to Borrower a statement setting forth the amount and determination of the prepayment fee, and, provided that Lender shall have in good faith applied the formula described above, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Lender on any day between the fifteenth (15th) day preceding the date of such prepayment and the seventh (7th) day preceding the date of such prepayment. Lender shall not be obligated or required to have actually reinvested the prepaid principal balance at the Reinvestment Yield or otherwise as a condition to receiving the prepayment fee. This Note may be prepaid in whole but not in part without premium or penalty on any date beginning on or after April 11, 2017 (the “Open Period”), provided (i) written notice of such prepayment is received by Lender not more than ninety (90) days and not less than thirty (30) days prior to the date of such prepayment (which notice may be revoked by Borrower at any time prior to the date of such prepayment), and (ii) such prepayment is accompanied by all interest accrued hereunder through and including the date of such prepayment, and all other sums due hereunder or under the other Loan Documents. If, upon any such permitted prepayment on or after April 11, 2017, the aforesaid prior written notice has not been timely received by Lender, there shall be due a prepayment fee equal to (and in lieu of the Yield Maintenance Premium) an amount equal to the lesser of (i) interest computed at the Note Rate on the outstanding principal balance of this Note so prepaid for the period from, and including, the date of prepayment through the earliest date prepayment could have occurred if Borrower had given Lender thirty (30) days’ notice of prepayment, and (ii) interest computed at the Note Rate on the outstanding principal balance of this Note so prepaid that would have been payable for the period from, and including, the date of prepayment through the Maturity Date of this Note as though such prepayment had not occurred.

(b) If the indebtedness evidenced by this Note shall have been declared due and payable by Lender pursuant to Article II hereof or the provisions of any other Loan Document due to an Event of Default by Borrower and in lieu of the Yield Maintenance Premium, then, in addition to the indebtedness evidenced by this Note being immediately due and payable, a prepayment fee in an amount equal to the greater of the Yield Maintenance Premium or one percent (1%) of the principal amount accelerated shall also then be immediately due and payable as though Borrower were prepaying the entire indebtedness on the date of such acceleration.

(c) Prepayments of this Note shall not be permitted, except as provided in Section 1.5(a) above and for full or partial prepayments resulting from Lender’s election to accelerate the outstanding principal balance of this Note pursuant to Section 2.21 of the Security Instrument or to apply insurance or condemnation proceeds to reduce the outstanding principal balance of this Note as provided in the Security Instrument, in which event no prepayment fee or premium shall be due. No notice of prepayment shall be required under the circumstances specified in the preceding sentence concerning insurance and condemnation proceeds or awards. No principal amount repaid may be reborrowed. Any such partial prepayments of principal shall be applied to the unpaid principal balance evidenced hereby and upon such application the amount of the monthly interest payments required to be paid pursuant to Section 1.2 above shall be reduced accordingly. Except as otherwise expressly provided in this Section, the prepayment fees provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of this Note is paid prior to the first day of the Open Period, whether such prepayment is voluntary or involuntary, including, without limitation, if such prepayment results from Lender’s exercise of its rights upon an Event of Default and acceleration of the Maturity Date of this Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of this Note with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the applicable prepayment fee.

(d) In lieu of prepayment of the Loan in full under Section 1.5(a) above, Borrower may have the Property released from the lien of the Security Instrument prior to the Open Period in connection with a Defeasance (as hereinafter defined).

(i) On or after the earlier to occur of (A) the date that is three (3) years after the Closing Date and (B) the day immediately following the date which is two (2) years after the “startup day,” within the meaning of Section 860G(a) (9) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute (the “Code”), of a “real estate mortgage investment conduit,” within the meaning of Section 860D of the Code (a “REMIC Trust”), that holds this Note, at Borrower’s option, Lender shall cause the release of the Property from the lien of the Security Instrument and the other Loan Documents (a “Defeasance”) upon the satisfaction of the following conditions:

(A) Borrower shall give not less than thirty (30) days’ prior written notice to Lender (or such shorter period of time if permitted by Lender in its reasonable discretion) specifying the date Borrower intends for the Defeasance to be consummated (the “Release Date”).

(B) All accrued and unpaid interest and all other sums due under this Note and under the other Loan Documents up to and including the Release Date shall be paid in full on or prior to the Release Date.

(C) Borrower shall deliver to Lender on or prior to the Release Date:

(1)

at the election of Borrower, either (I) (x) direct, non-callable, fixed rate obligations of the United States of America (“U.S. Treasury Obligations”) ”), including, without limitation, Treasury strips where the underlying securities from which such strips arose are U.S. Treasury Obligations, or (y) non-callable, fixed rate obligations, other than U.S. Treasury Obligations, that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, including, without limitation, strips where the underlying securities from which such strips arose are “government securities” ((x) and (y), collectively, “U.S. Obligations”), that provide for payments prior, but as close as possible, to all successive monthly Payment Dates occurring after the Release Date and to, at Borrower’s option, the first day of the Open Period, the Maturity Date or any monthly Payment Date between such dates (as applicable, the “Defeasance Payment Date”), with each such payment, when taken together with any unapplied amounts from prior payments on the hereinafter-defined Defeasance Collateral (“Excess Cash Collateral”) (but without regard to investment earnings on such Excess Cash Collateral), being equal to or greater than the amount of the corresponding installment of principal and/or interest required to be paid under this Note (including, but not limited to, the outstanding principal balance of the Loan on the Defeasance Payment Date) through the Defeasance Payment Date (the “Defeasance Collateral”), and which shall be due and payable on such date, each of which shall be duly endorsed by the holder thereof as reasonably directed by Lender or accompanied by a written instrument of transfer in form and substance reasonably satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Security Agreement (as hereinafter defined) the first priority security interest in the Defeasance Collateral in favor of Lender in conformity with all applicable state and federal laws governing granting of such security interests, or (II) a sum of money in immediately available funds (the “Defeasance Deposit”) equal to the outstanding principal balance of this Note plus an amount, if any, which together with the outstanding principal balance of this Note, shall be sufficient to enable Lender to purchase, through means and sources customarily employed and available to Lender, for the account of Borrower, the Defeasance Collateral.

(2)	a pledge and security agreement, in form and substance reasonably satisfactory to Lender, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”);

(3)	one or more opinions of counsel for Borrower (or, in the case of the opinion specified in clause (ii) below, counsel for Lender) that is standard in commercial lending transactions subject only to customary qualifications, assumptions and exceptions opining, that (i) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms, and (ii) the release of the lien of the Security Instrument and the pledge of Defeasance Collateral will not directly or indirectly result in or cause any REMIC Trust that then holds this Note to fail to maintain its status as a REMIC Trust;

(4)	evidence in writing from any applicable Rating Agency (as defined in the Security Instrument) to the effect that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance for any Securities (as hereinafter defined) issued in connection with the securitization which are then outstanding; provided, however, no evidence from a Rating Agency shall be required if this Note does not meet the then-current review requirements of such Rating Agency.

(5)	a certificate in form and scope reasonably acceptable to Lender from an independent accountant certifying that the Defeasance Collateral will generate amounts sufficient to make all payments of principal and interest due under this Note through the Defeasance Payment Date and the outstanding principal balance of the Loan due on the Defeasance Payment Date, based upon payments of principal and interest through the Defeasance Payment Date;

(6)	Intentionally Deleted.

(7)	Intentionally Deleted.

(8)	payment of all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the Defeasance of the Property, including, without limitation, all legal fees and costs and expenses incurred by Lender or its agents in connection with release of the Property, review of the proposed Defeasance Collateral and preparation of the Defeasance Security Agreement and related documentation, any revenue, documentary, stamp, intangible or other taxes, charges or fees due in connection with substitution of collateral for the Property shall be paid on or before the Release Date.

(D) If Borrower does not provide the Defeasance Collateral pursuant to clause (I) of subsection 1.5(d)(i)(C)(1) hereof, Borrower hereby authorizes and directs Lender to use the Defeasance Deposit to purchase the Defeasance Collateral for the account of Borrower using the means and sources customarily employed and available to Lender and any part of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral and to pay the other and related costs Borrower is obligated to pay under this Section 1.5(d) shall be refunded to Borrower. Furthermore, the Defeasance Collateral shall be arranged such that payments received from such Defeasance Collateral shall be paid directly to Lender to be applied on account of the indebtedness of this Note.

(E) The documents executed by Borrower and Lender in connection with the Defeasance (the “Defeasance Documents”) shall provide that, if so directed by Borrower, Excess Cash Collateral shall be invested in obligations of, or obligations guaranteed as to principal and interest by, the United States or an agency or instrumentality thereof, backed by the full faith and credit of the United States (or other U.S. Obligations otherwise acceptable to each Rating Agency as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification, or withdrawal of the then current ratings assigned to any of the certificates issued by the REMIC Trust) (“Escrow Investments”). Such Escrow Investments must mature, unless payable on demand, no later than one business day before the date the proceeds of such Escrow Investments are required, after taking into account payments on other Defeasance Collateral or other Escrow Investments, to pay an installment of principal and/or interest required to be paid under this Note Such Escrow Investments (1) must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (2) if such Escrow Investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (3) must not be subject to liquidation prior to their maturity, and (4) must, unless otherwise agreed to in writing by Borrower, be purchased at fair market value. No such Escrow Investment shall be made unless Lender holds a first priority perfected security interest in such Escrow Investment and all filings and other actions necessary to ensure the validity, perfection, and priority of such security interest have been taken.

(F) The Defeasance Documents shall also provide that any Escrow Investments and any earnings thereon, including, in the case of Escrow Investments purchased at a discount to face value, any difference between the purchase price and the face value at maturity, in excess of the amounts applied to pay installments of principal and/or interest under the Note shall be retained as part of the Defeasance Collateral and shall provide further that, upon payment in full of all installments of principal and/or interest required to be paid under this Note (including, but not limited to, the scheduled outstanding principal balance of the Loan due on the Defeasance Payment Date based upon payments of principal and interest through the Defeasance Payment Date) and all fees and expenses agreed to by Borrower and Lender in the Defeasance Documents, shall be paid promptly to Borrower or Successor Borrower, as applicable.

(ii) Upon compliance with the requirements of subsection 1.5(d)(i), the Property shall be released from the lien of the Security Instrument and the other Loan Documents, and the Defeasance Collateral shall constitute collateral which shall secure this Note and all other obligations under the Loan Documents. Lender will, at Borrower’s expense, execute and deliver any agreements reasonably requested by Borrower to release the lien of the Security Instrument from the Property and to effect the release under the last sentence of subclause (iii) below.

(iii) Upon the release of the Property in accordance with this Section 1.5(d), Borrower shall assign all its obligations and rights under this Note, together with the pledged Defeasance Collateral, to a newly created successor entity which complies with the terms of Section 2.29 of the Security Instrument established or designated by Borrower (“Successor Borrower”). The Successor Borrower shall execute an assumption agreement in form and substance reasonably satisfactory to Lender pursuant to which it shall assume Borrower’s obligations under this Note and the Defeasance Security Agreement and Borrower shall be relieved of its obligations under such documents and the other Loan Documents, except with respect to those obligations which are expressly stated in the Loan Documents to survive. As conditions to such assignment and assumption, Borrower shall (x) deliver to Lender an opinion of counsel, that such assumption agreement is enforceable against the Successor Borrower in accordance with its terms and that this Note and the Defeasance Security Agreement as so assumed, are enforceable against the Successor Borrower in accordance with their respective terms, subject to customary qualifications, assumptions and exceptions, and (y) pay all reasonable out-of-pocket costs and expenses (including, but not limited to, legal fees) incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the preparation of the assumption agreement and related documentation). Upon such assumption, Borrower shall be relieved of its obligations hereunder and under the other Loan Documents, except for those provisions the Loan documents which by their terms survive.

(e) THE PROVISIONS OF THIS SECTION 1.5 APPLY TO ANY PAYMENT OF PRINCIPAL BEFORE ITS SCHEDULED DUE DATE, WHETHER MADE VOLUNTARILY OR INVOLUNTARILY FOLLOWING ANY ACCELERATION OF THIS NOTE. THE PORTION OF THE PRINCIPAL BALANCE OF THIS NOTE THAT IS DISCHARGED AT ANY JUDICIAL OR NONJUDICIAL FORECLOSURE SALE UNDER THE SECURITY INSTRUMENT SHALL BE DEEMED TO BE A PREPAYMENT, AND LENDER SHALL BE ENTITLED (BUT NOT REQUIRED) TO INCLUDE IN LENDER’S CREDIT BID AT ANY SUCH FORECLOSURE SALE THE FULL AMOUNT OF THE PREPAYMENT PREMIUM OWED BY REASON OF SUCH PREPAYMENT. IF ANY PREPAYMENT OF PRINCIPAL IS TENDERED WITHOUT THE ENTIRE PREPAYMENT PREMIUM DUE HEREUNDER, THEN LENDER EITHER MAY REFUSE TO ACCEPT THE TENDERED PREPAYMENT OR MAY ACCEPT THE TENDERED PREPAYMENT AND THEREAFTER REQUIRE BORROWER TO PAY THE YIELD MAINTENANCE PREMIUM WHICH SHALL CONSTITUTE INDEBTEDNESS EVIDENCED BY THIS NOTE AND SECURED BY THE SECURITY INSTRUMENT. AS A MATERIAL INDUCEMENT TO LENDER TO MAKE THE LOAN EVIDENCED BY THIS NOTE, BORROWER EXPRESSLY WAIVES ALL RIGHTS UNDER ANY PRESENT OR FUTURE STATUTE OR LAW INCLUDING BUT NOT LIMITED TO SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE THAT PROHIBITS OR RESTRICTS THE COLLECTION OF PREPAYMENT PREMIUMS IN CONNECTION WITH ACCELERATION FOLLOWING DEFAULT OR A TRANSFER OF THE PROPERTY OR OF AN INTEREST IN THE BORROWER.

             BORROWER’S INITIALS

1.6. Security. The indebtedness evidenced by this Note and the obligations created hereby are secured by, among other things, that certain mortgage, deed of trust or deed to secure debt, security agreement and fixture filing (the “Security Instrument”) from Borrower for the benefit of Lender covering the Property. The Security Instrument, together with this Note and all other documents to or of which Lender is a party or beneficiary now or hereafter evidencing, securing, guarantying, modifying or otherwise relating to the indebtedness evidenced hereby, are herein referred to collectively as the “Loan Documents”. Some of the Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.

ARTICLE II.—DEFAULT

2.1. Events of Default. It is hereby expressly agreed that should any default occur in the payment of principal or interest as stipulated above and such payment is not made on the date such payment is due, or should any other default occur under any other Loan Document and not be cured within any applicable grace or notice period (if any), then an Event of Default (an “Event of Default”) shall exist hereunder, and in such event the indebtedness evidenced hereby, including all sums advanced or accrued hereunder or under any other Loan Document, and all unpaid interest accrued thereon, shall, at the option of Lender and without notice to Borrower, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity.

2.2. Late Charges. In the event that any payment is not received by Lender on the date when due (subject to any applicable grace period, but excepting any payment due at maturity by acceleration or otherwise), then, in addition to any default interest payments due hereunder, Borrower shall also pay to Lender a late charge in an amount equal to three percent (3%) of the amount of such overdue payment. Notwithstanding the language in this Section 2.2, provided no other Event of Default is continuing, on one (1) occasion per calendar year, Borrower shall be allowed two (2) days to cure an Event of Default stemming from a failure of Lender to receive any payment on the date when due (subject to any applicable grace period, but excepting any payment due at maturity by acceleration or otherwise) without incurring any late charge under this Section 2.2.

2.3. Default Interest Rate. So long as any Event of Default exists hereunder or under any other Loan Document, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note, from the date due until the date credited, at a rate per annum equal to three percent (3%) in excess of the Note Rate, or, if such increased rate of interest may not be collected under applicable law (as applicable), then at the maximum rate of interest, if any, which may be collected from Borrower under applicable law (as applicable, the “Default Interest Rate”), and such default interest shall be immediately due and payable.

2.4. Borrower’s Agreements. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or default, and such late charges and default interest are reasonable estimates of those damages and do not constitute a penalty. The remedies of Lender in this Note or in the Loan Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together, in Lender’s discretion.

2.5. Borrower to Pay Costs. In the event that this Note, or any part hereof, is collected by or through an attorney-at-law, Borrower agrees to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees.

2.6. Exculpation. Notwithstanding anything in this Note or the Loan Documents to the contrary, but subject to the qualifications hereinbelow set forth, Lender agrees that:

(a) Borrower shall be liable upon the indebtedness evidenced hereby and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents (collectively, the “Property”);

(b) if an Event of Default occurs under the Loan Documents, any judicial proceedings brought by Lender against Borrower shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Borrower other than the Property, except with respect to the liability described below in this section; and

(c) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced hereby shall be sought or obtained by Lender against Borrower, except with respect to the liability described below in this section; provided, however, that, notwithstanding the foregoing provisions of this section, Borrower shall be fully and personally liable for any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees), causes of action, suits, claims, demands and judgments of any nature or description whatsoever resulting from (i) misapplication or misappropriation of proceeds paid under any insurance policies required to be maintained by Borrower pursuant to Section 2.3 of the Security Instrument (or paid as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Property, to the full extent of such proceeds not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender, (ii) misapplication or misappropriation of proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of all or any portion of the Property, to the full extent of such proceeds or awards not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender, (iii) all tenant security deposits or other refundable deposits paid to or held by Borrower or any other person or entity in connection with leases of all or any portion of the Property which are not applied in accordance with the terms of the applicable lease or other agreement, (iv) rent and other payments received from tenants under leases of all or any portion of the Property paid more than one (1) month in advance, (v) rents, issues, profits and revenues of all or any portion of the Property received or applicable to a period during the continuance of any Event of Default hereunder or under the Loan Documents which are not either applied to the ordinary and necessary expenses of owning and operating the Property or paid to Lender, (vi) intentional physical waste committed on the Property, intentional damage to the Property as a result of the intentional misconduct of Borrower or any of its affiliates, to the full extent of the losses or damages incurred by Lender on account of such occurrence, (vii) subject to Borrower’s ability to contest the same in accordance with the provisions of the Security Instrument, failure to pay any valid taxes, assessments, mechanic’s liens or materialmen’s liens which could create liens on any portion of the Property which would be superior to the lien or security title of the Security Instrument or the other Loan Documents, to the full extent of the amount claimed by any such lien claimant except, with respect to any such taxes or assessments, to the extent that funds have been deposited with Lender pursuant to the terms of the Security Instrument specifically for the applicable taxes or assessments and not applied by Lender to pay such taxes and assessments, (viii) for all obligations and indemnities of Borrower under the Loan Documents relating to Hazardous Substances (as defined in the Security Instrument) or radon in violation of any Environmental Laws or compliance with Environmental Laws (as defined in the Security Instrument) to the full extent of any losses or damages incurred by Lender and/or any of its affiliates as a result of the existence of such Hazardous Substances or radon or failure to comply with such Environmental Laws, (ix) a default by Borrower of any of the covenants set forth in Section 2.9 of the Security Instrument or a default by Borrower or any general partner, manager or managing member of Borrower which is a Single-Purpose Entity (as defined in the Security Instrument) of the covenants set forth in Section 2.29 of the Security Instrument to the extent of any losses or damages incurred by Lender or as a result of such default, and (x) fraud, material intentional misrepresentation, intentional failure to disclose a material fact or any intentional untrue statement of a material fact in the written materials and/or information provided to Lender or any of its affiliates by or on behalf of Borrower or any indemnitor, to the full extent of any losses, damages and expenses of Lender and/or any of its affiliates on account thereof. References herein to particular sections of the Loan Documents shall be deemed references to such sections as affected by other provisions of the Loan Documents relating thereto. Nothing contained in this section shall (1) be deemed to be a release or impairment of the indebtedness evidenced by this Note or the other obligations of Borrower under the Loan Documents or the lien of the Loan Documents upon the Property, or (2) preclude Lender from foreclosing the Loan Documents in case of any Event of Default or from enforcing any of the other rights of Lender except as stated in this section, or (3) limit or impair in any way whatsoever the Environmental Indemnity Agreement (the “Environmental Indemnity Agreement”) of even date herewith executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Environmental Indemnity Agreement.

Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in this Section 2.6 SHALL BECOME NULL AND VOID and shall be of no further force and effect if the Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding of Borrower or Indemnitor, or (B) an involuntary bankruptcy or insolvency proceeding of Borrower or Indemnitor in which the Borrower or the Indemnitor colludes, consents or acquiesces with creditors in such bankruptcy or insolvency proceeding and which is not dismissed within ninety (90) days of filing.

Notwithstanding anything to the contrary in this Note, the Security Instrument or any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness evidenced hereby or secured by the Security Instrument or any of the other Loan Documents or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Note, the Security Instrument and the other Loan Documents.

ARTICLE III.—GENERAL CONDITIONS

3.1. No Waiver; Amendment. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

3.2. Waivers. Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices are hereby waived by Borrower. Borrower hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the other Loan Documents.

3.3. Limit of Validity. The provisions of this Note and of all agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, including, but not limited to, the Loan Documents, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount contracted for, charged, taken, reserved, paid or agreed to be paid (“Interest”) to Lender for the use, forbearance or detention of the money loaned under this Note exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law or otherwise transcend the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be performed or fulfilled shall be reduced to such limit, and if, from any circumstance whatsoever, Lender shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity (whether or not then due) or, at the option of Lender, be paid over to Borrower, and not to the payment of Interest. All Interest (including any amounts or payments judicially or otherwise under the law deemed to be Interest) contracted for, charged, taken, reserved, paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note, including any extensions and renewals hereof until payment in full of the principal balance of this Note so that the Interest thereon for such full term will not exceed at any time the maximum amount permitted by applicable law. To the extent United States federal law permits a greater amount of interest than is permitted under the law of the State in which the Property is located, Lender will rely on United States federal law for the purpose of determining the maximum amount permitted by applicable law. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the maximum lawful rate under the law of the State in which the Property is located or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. This Section 3.3 will control all agreements between Borrower and Lender.

3.4. Use of Funds. Borrower hereby warrants, represents and covenants that no funds disbursed hereunder shall be used for personal, family or household purposes.

3.5. Unconditional Payment. Borrower is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder or under the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

3.6. Governing Law. THIS NOTE SHALL BE INTERPRETED, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.

3.7. Waiver of Jury Trial. EACH OF BORROWER AND LENDER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE DEBT EVIDENCED BY THIS NOTE OR ANY CONDUCT, ACT

OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE IV.—MISCELLANEOUS PROVISIONS

4.1. Successors and Assigns; Joint and Several; Interpretation. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Borrower under this Note. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof. Time is of the essence with respect to all provisions of this Note. This Note and the other Loan Documents contain the entire agreements between the parties hereto relating to the subject matter hereof and thereof and all prior agreements relative hereto and thereto which are not contained herein or therein are terminated.

4.2. Taxpayer Identification. Borrower’s Tax Identification Number is 20-8613408.

ARTICLE V.—REPRESENTATIONS OF BORROWER

This Note and the Amended and Restated Promissory Note A, dated as of the date hereof (“Note A”), and executed by Borrower to the order of Lender collectively hereby and thereby amend and restate and split and sever the Promissory Note Secured by Deed of Trust, dated as of March 29, 2007 (the “Whole Note”), a copy of which is attached as Exhibit A, in the original principal amount of $ 157,000,000.00, executed by Borrower in favor of Lender.

Each and every term and provision of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Pursuant to Section 1.6, this Note is secured by the Security Instrument, and in no way acts as a release or relinquishment of the liens created by the Security Instrument or other Loan Documents. The lien of the Security Instrument and all liens securing payment of this Note are hereby carried forward and confirmed by Borrower in all respects.

Borrower acknowledges and agrees that this Note and Note A merely amend and restate and split and sever the Whole Note, and that this Note is not intended to, nor shall it be construed to constitute a novation of the Whole Note and/or the obligations contained therein.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

UTC PROPERTIES LLC,
a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

By:	/s/ Authorized Signatory
Name:
Title: